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                             Vinson & Elkins L.L.P.
                         1001 Fannin Street, Suite 2300
                              Houston, Texas 77002

                                                                     EXHIBIT 5.1

                                   May 7, 2002


ICO, Inc.
5333 Westheimer
Suite 600
Houston, Texas  77056

Ladies and Gentlemen:


     We have acted as counsel for ICO, Inc., a Texas corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of (i) up to an additional 100,000 shares (the "1993 Plan Additional Shares") of common stock, no par value ("Common Stock"), of the Company issuable upon exercise of options under the ICO, Inc. Second Amended and Restated 1993 Stock Option Plan for Non-Employee Directors (the "1993 Plan") and (ii) up to an additional 600,000 shares (the "1998 Plan Additional Shares" and together with the 1993 Plan Additional Shares, the "Additional Shares") of Common Stock issuable upon exercise of options under the ICO, Inc. 1998 Stock Option Plan (the "1998 Plan" and together with the 1993 Plan, the "Plans").

     In connection with the foregoing, we have examined or are familiar with the Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plans and the Registration Statement on Form S-8 filed in connection with the registration of the Additional Shares (the "Registration Statement"), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Additional Shares have been duly authorized and, when the Additional Shares are issued in accordance with the provisions of the Plan, will be validly issued and fully paid and non-assessable.

     The foregoing opinion is limited to the laws of the United States of America and the State of Texas. For purposes of this opinion, we assume that the Additional Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                            Very truly yours,

                                            /s/ Vinson & Elkins L.L.P.

                                            VINSON & ELKINS L.L.P.